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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-115125 of Micro Component Technology, Inc. on Form S-2 of our report dated February 17, 2003 (March 26, 2003 as to the first paragraph of Note 4), which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2003, and the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota May 12, 2004

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INDEPENDENT AUDITORS' CONSENT